Exhibit 10.7

EXECUTIVE BONUS AGREEMENT

THIS EXECUTIVE BONUS AGREEMENT (the “Agreement”) is entered into as of July 13, 2005, by DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC”) (collectively the “Company”) and Jon Ehlinger (the “Employee”).

1.	PURPOSE AND INTENT

(a) Purpose. The Company hereby establishes this Agreement for the sole purpose of replacing any benefits to which the Employee may otherwise be entitled under the Company’s Executive Sale Participation Plan dated January 1, 2004. This Agreement will provide the Employee with certain payments following the Payment Date, which payments may be accelerated in certain events involving the Employee’s termination of employment or in the event of a Change in Control.

(b) Intent. This Agreement is not intended to constitute an agreement under a tax qualified plan under Code Section 401(a) or a retirement program subject to ERISA. No amount paid under this Agreement may be rolled over or transferred to a tax qualified plan or individual retirement account.

2.	DEFINITIONS

(a) “Account” means the account established under this Agreement and the Trust to hold Company Contributions as adjusted to reflect the rate of return on the Investment Funds in which the Account is invested and other credits or charges under this Agreement.

(b) “Cause” means the Employee’s willful misconduct (excluding a mistake in the exercise of reasonable business judgment, but including willful ethical misconduct) that is reasonably determined by the Company to cause demonstrable and material monetary or other injury to the Company.

(c) “Change in Control” means and includes each of the following (which apply to both DTAG and DTAC, individually or collectively):

(i) any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which the Company’s stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s stock as of the effective date of this Agreement hold a majority ownership of direct or beneficial interest of common stock or interests of the surviving entity immediately after the merger;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company;

(iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than any individual who owns Company stock as of the effective date of this Agreement, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s outstanding stock; or

(iv) during any two-year period, individuals who at the beginning of the period do not constitute a majority of the Board of Directors of the Company at the end of such period, unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(d) “Code” means the Internal Revenue Code of 1936, as amended.

(e) “Company Contribution” means those contributions specified in 3, below, that are made by the Company to the Trust.

(f) “Date of Contribution” means those dates specified in 3, below, on which the Company shall make contributions to the Trust.

(g) “Disability” means the inability of the Employee to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence.

(h) “ERISA” means the Employee Retirement Income Security At of 1974, as amended.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” means any of the following: (i) the Company assigns the Employee to any duties inconsistent with the Employee’s position, including any material change in status, title, authority, duties or responsibilities or any other action that results in a material diminution in such status, title, authority, duties or responsibilities; or (ii) the Company reduces Employee’s base salary or reduces the Employee’s annual bonus opportunity, or (iii) reduces or terminates the Employee’s bonus opportunity under the Company’s Long Term Incentive Plan without replacing with another long term incentive plan of equal or greater value.

(k) “Investment Funds” means the investment fund or funds into which the Employee may direct the Trustee to invest amounts credited to his Account.

(l) “Payment Date” means May 1, 2010.

(m) “Trust” means that certain trust agreement established pursuant to this Agreement between the Employee and the Trustee, the provisions of which are incorporated herein by reference.

(n) “Trustee” means the trustee appointed under the Trust.

(o) “Valuation Date” means the date or dates as of which amounts credited to the Employee’s Account are adjusted to reflect the crediting of investment experience, the addition of Company Contributions, and subtraction of distributions.

3.	COMPANY CONTRIBUTION

Subject to the provisions in this Agreement, the Company agrees to make contributions to the Employee’s Account under this Agreement in accordance with the following schedule:

Date of Contribution	Amount of Contribution
May 1, 2006	$400,000
May 1, 2007	$400,000
May 1, 2008	$400,000
May 1, 2009	$400,000
May 1, 2010	$400,000

4.	CREDITING OF CONTRIBUTION AND INCOME

(a) Transfer to Trustee. All Company Contributions shall be transmitted to the Trustee by the Company on the Date of Contribution (described in 3, above), or on the first business day thereafter if the Date of Contribution falls on a weekend or holiday, and shall be credited to the Employee’s Account immediately upon receipt.

(b) Crediting to Account. Except as otherwise provided in this Agreement and Trust, as of each Valuation Date the Employee’s Account shall be adjusted with the positive or negative rate of return on the Investment Funds selected by the Employee.

(c) Investment Direction.

(i) Investment Funds. The Trustee shall invest amounts credited to the Employee’s Account as directed by the Employee. The Investment Funds shall include such investments as may be selected and changed from time to time by the Trustee (as directed by the Employee).

(ii) Employee Directions. The Employee may direct that all of the amounts attributable to his Account be invested in a single investment or may direct fractional (percentage) increments of his Account to be invested as he shall desire, on such forms and in accordance with such procedures, if any, as may be established by the Trustee. Such designation may be changed in accordance with such procedures as established by the Trustee. The designation will continue until changed by the timely submission of a new form.

(d) Charges. The Trustee may charge the Employee’s Account for the reasonable expenses of carrying out investment instructions directly related to such Account. Expenses related to the administration of the Trust, other than carrying out the Employee’s investment directions, shall be paid by the Company.

5.	VESTING

Subject to the terms of this Agreement (including the possibility of forfeiture), Company Contributions shall be fully vested as of the Date of Contribution.

6.	DISTRIBUTION OF BENEFITS

(a) Tax Payment Distributions.

(i) Amount of Tax Payment. From the Company Contribution contributed to the Employee’s Account under 3, above, the Trustee will distribute to the Employee an amount sufficient to cover the Employee’s estimated income tax liability and any FICA tax liability resulting from Company Contributions made to the Employee’s Account each year under this Agreement. Consequently, the amount of the Company Contribution allocated to the Employee’s Account will be net of income and employment taxes. In addition, the Trustee will distribute to the Employee an amount sufficient to cover the Employee’s estimated income tax liability resulting from investment earnings on Company Contributions.

(ii) Timing of Tax Payment. The Trustee will pay the Tax Payment to the Employee in no event later April 1 of the year following the year in which the respective Company Contribution is contributed, or earnings allocated, to the Employee’s Account under this Agreement. Such payment shall be made in a timely manner in order to allow the Employee to pay taxes when due.

(b) Payment Date Distributions. Subject to the terms of this (b), if the Employee is in the active employ of the Company on the Payment Date (and no Change in Control has occurred prior to such Date), the Employee shall be entitled to receive amounts allocated to the Employee Account as of the Payment Date. The amounts allocated to the Employee’s Account shall be paid to the Employee in five equal annual installments, as adjusted for return on investments and charges subsequent to the Payment Date, with the first payment beginning on the first anniversary of the Payment Date (i.e., May 1, 2011); provided, however, that if the Employee’s employment is terminated without Cause or the Employee terminates for Good Reason or on account of Disability prior to all five payments being made, any remaining payments shall be paid to the Employee in a lump sum as of his date of termination of employment. If the Employee terminates employment without Good Reason or his employment is terminated for Cause prior to all five payments being made, any remaining payments shall be forfeited as of his date of termination of employment.

(c) Distribution Upon Termination of Employment Before Payment Date.

(i) Termination without Good Reason. If the Employee terminates his employment with the Company before the Payment Date (even after a Change in Control) without Good Reason, the Employee will forfeit all amounts allocated to his Account under this Agreement to the extent not previously paid to Employee.

(ii) Termination with Cause. If the Employee’s employment is terminated by the Company before the Payment Date (even after a Change in Control) for Cause, the Employee will forfeit all amounts allocated to his Account under this Agreement to the extent not previously paid to Employee.

(iii) Termination without Cause. If the Company terminates Employee’s employment before the Payment Date without Cause, the Trustee shall make a distribution to the Employee equal to all amounts allocated to the Employee’s Account as of the date of his termination of employment with the Company. If the Employee terminates his employment with the Company on account of Disability, for purposes of this Agreement, such termination will be treated as a termination by the Company without Cause. If the Employee terminates employment with the Company on account of Disability prior to May 1, 2006, the Company will pay the Employee $400,000.

(iv) Termination with Good Reason. If the Employee terminates his employment with the Company before the Payment Date for Good Reason (other than as provided in 6(e)(ii)), the Trustee shall make a distribution to the Employee equal to all amounts allocated to the Employee’s Account as of the date of his termination of employment with the Company.

(d) Distribution Upon Death. If the Employee’s employment terminates on account of death, the Trustee shall make a distribution to the Employee’s Beneficiary equal to all amounts allocated to the Employee Account as of the date of his death. In addition, the Company agrees to provide term life insurance (at the Company’s cost) sufficient to pay the Employee’s Beneficiary an amount equal to the sum of all Company Contributions scheduled to be made under 3, above, less Company Contributions previously made to the Trust.

(e) Distribution Upon Change in Control.

(i) Initial Distribution. Upon a Change in Control, the Trustee shall make a distribution to the Employee equal to all amounts allocated to the Employee’s Account as of the date of the Change in Control. If the Change in Control occurs before May 1, 2006, the Company shall make an initial distribution direct to the Employee in an amount equal to $400,000 in lieu of the first scheduled Company Contribution payment on May 1, 2006.

(ii) Subsequent Distribution Prior to Payment Date. If the Employee’s employment is terminated without Cause, or he terminates his employment for Good Reason, within 90 days prior to or at any time following a Change in Control but before the Payment Date, the Employee shall be entitled to a payment (A) from the Company equal to $2,000,000 (total of all scheduled Company Contributions) less all Company Contributions previously paid to the Employees’ Account pursuant to section 3 above, plus (B) from the Trustee equal to all amounts allocated to the Employee’s Account as of the date of his termination of employment. If the Employee terminates his employment with the Company on account of Disability, for purposes of this Agreement, such termination will be treated as a termination by the Company without Cause.

(iii) Distribution on Payment Date. If a Change in Control occurs before the Payment Date and the Employee is in the active employ of the Company on the Payment Date, upon receipt by the Trust of the final scheduled Company Contribution on May 1, 2010, the Trustee shall make a distribution to the Employee of an amount equal to all amounts allocated to the Employee’s Account as of the Payment Date.

(iv) Distribution After Payment Date. If a Change in Control occurs after the Payment Date and the Employee is in the active employ of the Company as of the date of the Change in Control, the Trustee shall make a distribution to the Employee of an amount equal to all amounts allocated to the Employee’s Account as of the date of the Change in Control.

(f) Commencement of Benefits. Payment to Employee shall be paid to the Employee within five business days of the event that triggers the payment obligation.

(g) Method of Distribution. Except as provided in 6(b), distribution of benefits shall be made in one cash lump sum.

(h) Designation of Beneficiary. Employee shall have the right to designate, on forms supplied by and delivered to the Trustee, a beneficiary or beneficiaries (the “Beneficiary” or “Beneficiaries”) to receive his benefits hereunder in the event of Employee’s death. Employee may change his Beneficiary designation from time to time in the manner described above. Upon receipt of such designation by the Trustee, such designation or change of designation shall become effective as of the date of the notice, whether or not Employee is living at the time the notice is received. If no designated Beneficiary is living when benefits become payable, or if there is no designated Beneficiary, the Beneficiary shall be the estate of Employee.

7.	CHANGE IN CONTROL EXCISE TAX GROSS UP

Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment under this Agreement to the Employee (“Payment”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Code Section 4999, and no exemption to such excise tax applies, the Company shall pay the Employee an additional payment (the “Gross Up Payment”) to pay any and all taxes on the Gross Up Payment and any and all taxes on the Payment subject to the Excise Tax on the benefits to which the Employee is entitled without the Gross Up Payment. The purpose of the Gross Up Payment is to put the Employee in the same after-tax position that Employee would have been in had there been no Excise Tax.

8.	INALIENABILITY OF BENEFITS

(a) General Prohibition. Neither Employee, the Beneficiary, nor creditors of Employee or Beneficiary, shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon Employee’s or Beneficiary’s interest created under this Agreement. All payments to be made to Employee or his Beneficiaries shall be made only upon their personal receipt or endorsement, and no interest under this Agreement shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Employee or his Beneficiaries.

(b) Permitted Arrangements. This Section shall not preclude arrangements for the withholding of taxes from benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to a plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

9.	BINDING NATURE OF AGREEMENT

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all interested parties, present and future.

10.	CLAIMS OF CREDITORS

Employee and his Beneficiary or Beneficiaries shall, be, subject to the risk of forfeiture as set forth in this Agreement, considered the owners of amounts held in the Account. All amounts held in the Account are set aside and not subject to the claims of the Company’s creditors.

11.	FUNDED PLAN

This Agreement is intended to create an funded arrangement, and does not defer the receipt of income to termination of employment or beyond and is therefore not subject to the requirements of ERISA.

12.	DISPUTE RESOLUTION

Any dispute under this Agreement shall be resolved by arbitration, with the arbitrator selection and procedures governed by the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted in accordance with the Federal Arbitration Act (9 U.S.C. 1, et seq.). The decision of the arbitrator shall be final and binding upon the parties, subject to normal judicial review of arbitrator decisions as provided by law.

13.	VALIDITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	NO EMPLOYMENT CONTRACT

Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company (or any parent or subsidiary corporation of the Company employing Employee) for any period of time or to interfere with or otherwise restrict in any way the rights of the Company or Employee to terminate the Employee’s employment.

15.	AMENDMENT AND TERMINATION

Any amendment, modification, change, or termination of this Agreement must be done so in writing and signed by both parties.

16.	CODE SECTION 409A

If any payments under this Agreement are subject to the provisions of Code Section 409A, it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A.

17.	GOVERNING LAW

The validity, interpretation, construction, and performance of this Agreement shall he governed by the laws of the State of Arizona.

18.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

19.	ENTIRE AGREEMENT

This Agreement sets forth the entire agreement between Employee and the Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, and representations or warranties, whether written or oral, by any officer, employee, or representative of the Company. Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DRIVETIME AUTOMOTIVE GROUP, INC.

By:	/s/ Steven P. Johnson
Its:	President

DT ACCEPTANCE CORPORATION

By:	/s/ Steven P. Johnson
Its:	President

EMPLOYEE

/s/ Jon Ehlinger